Exhibit 4.14

Addition Closing Addendum No. 2 to Share Purchase Agreement

This Addendum (the “Addendum”) is entered into as of February 7, 2007 by and among Radview Software Ltd., an Israeli corporation, corporate registration number 51-162795-2 (the “Company”) and Fortissimo Capital Fund GP, L.P. on behalf of the several partnerships in which it serves as the general partner, (the “Investor”), as an addendum to that certain Share Purchase Agreement entered into by and among the Company and the Investors (as therein defined, and for the purpose of this Addendum, the “SPA Investors”) on April 4, 2006 (the “SPA”).

W I T N E S S E T H:

WHEREAS, the Company and the SPA Investors entered into the SPA under which, inter alia, at the First Closing: (i) the SPA Investors purchased from the Company 25,000,000 Acquired Shares, at a purchase price of US$0.03 per share and for an aggregate purchase price of US$750,000, and (ii) the Company issued to the SPA Investors 18,750,000 Warrants, exercisable into 18,750,000 Warrant Shares, for an exercise price of US$0.04 per Warrant Share; and

WHEREAS, pursuant to section 3 of the SPA, during a period ending 18 months following the First Closing, each SPA Investor may, at its sole discretion, invest, in one or more investment transactions additional amounts, amounting in the aggregate, for all SPA Investors, to a total of US $2,250,000; and

WHEREAS, the parties hereto entered into Addendum No. 1 to the SPA and in connection therewith, the Investor invested $700,000 in the Company,

WHEREAS, the Investor wishes to make an additional investment in the Company under the terms and conditions set forth in the SPA, and has, in accordance with Section 3.1 of the SPA, set the amount of the Additional Purchase Price at $500,000; and

WHEREAS, in consideration for the Additional Purchase Price, the Company is to issue to the Investor Additional Acquired Shares and Additional Warrants to purchase Additional Warrant Shares;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.                            INTERPRETATION; DEFINITIONS

1.1                       The Recitals and Schedules hereto constitute an integral part hereof.

1.2                       The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.3                       Capitalized terms used herein and not otherwise defined shall have the meaning as set forth in the SPA.

2.                            SALE OF ADDITIONAL SHARES

2.1                     At the Additional Closing, the Company shall issue and allot to the Investor, and the Investor shall purchase from the Company that number of the Company’s Additional Acquired Shares, set opposite the Investor’s name in the Amended Schedule A, at a purchase price of US $0.03 per share.

2.2                     In addition to the Additional Acquired Shares, at the Additional Closing, the Company shall issue to the Investor that number of Additional Warrants to purchase additional Warrant Shares, set opposite the Investor’s name in the Amended  Schedule A, at an exercise price of US$0.04 per Additional Warrant Share.  The Additional Warrants shall be in the form attached as Schedule 5.2.1(c) to the SPA.

2.3                   The Company hereby represents and warrants that the Additional Acquired Shares and the Additional Warrants shall be, when issued in accordance with the terms and conditions of the SPA and this Addendum, duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive right, third party rights and Encumbrances.

3.                            THE ADDITIONAL CLOSING

The transactions contemplated herein shall take place on February 8, 2007 (the “Additional Closing”), to be held at the offices of Amit, Pollak, Matalon & Co., NYP Tower 19th Floor, 17 Yitzhak Sade St., Tel Aviv, Israel, or at such other date, time and place as the parties shall have mutually agreed to.

3.1                                 At the Additional Closing, the following transactions shall occur simultaneously:

3.1.1               The following documents shall have been provided to the Investor:

(a)         Validly issued share certificates for the Additional Acquired Shares in the name of the Investor, together with signed notices to the Registrar of Companies regarding the Additional Acquired Shares; and

(b)        The Additional Warrants, duly executed by the Company and issued to the Investor, in the amounts set forth in the Amended Schedule A;

3.1.2               The Investor shall pay to the Company its proportional share of the Additional Purchase Price as set next to its name in the Amended Schedule A, by way of a bank transfer to the Company’s account, pursuant to wiring instructions given in writing by the Company prior to the Additional Closing.

4.                            NEW OPTIONS

4.1                       In consideration of Fortissimo accelerating each Additional Closing, the Company will use its best efforts to obtain shareholder approval at its next shareholder meeting in order to approve the grant of a new option (the “New Option”) to Fortissimo that will provide to Fortissimo an option to acquire the identical amount of shares and warrants at the same terms as were available to Fortissimo at each Additional Closing.

4.2                       In the event that the grant of a New Option is approved by the shareholders of the Company, the Company shall have the ability to acquire the Additional Shares and the Additional Warrants that were issued to Fortissimo at each Additional Closing with respect to which a New Option was granted, at the same price at which such securities were acquired plus 8% interest per annum for a period of twelve months from the date the new Option was issued.

5.                            OTHER PROVISIONS

5.1                  Each of the parties hereto hereby represents that this Addendum constitutes the valid, binding and enforceable obligation of such party and that execution, delivery and performance of the obligations of such party hereunder have been duly authorized by all necessary corporate actions.

5.2                  Other than as explicitly provided herein, nothing herein shall be deemed to amend or derogate in any manner from the terms and provisions of the SPA and the Schedules thereto, which shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has signed this Second Addendum as of the date first written hereinabove.

Radview Software Ltd	Fortissimo Capital Fund GP LP.
By: Fortissimo Capital (GP) Management Fund
By:	Ltd, its general partner

Name:	By:
Name: Yuval Cohen
Title:	Title: Director

Amended Schedule A

		Original Investment			Addendum No. 1			Addendum No. 2
Name of Investor	Address	Portion of Purchase Price in US$	Number of Acquired Shares	Number of Warrants	Portion of Additional Purchase Price in US$	Number of Additional Acquired Shares	Number of Additional Warrants	Portion of Additional Purchase Price in US$	Number of Additional Acquired Shares	Number of Additional Warrants
Fortissimo Capital Fund, LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	$ 20,063	668,773	501,580	$ 24,968	832,267	624,200	$ 7,321	244,033	183,025

Fortissimo Capital Fund (Israel), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	$ 506,090	16,869,681	12,652,261	$ 629,801	20,993,367	15,745,025	$ 460,364	15,345,467	11,509,100

Fortissimo Capital Fund (Israel-DP), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	$ 36,346	1,211,545	908,659	$ 45,231	1,507,700	1,130,775	$ 32,315	1,077,167	807,875

Yehuda Zisapel	24 Raoul Wallnberg Street Tel-Aviv 69719, Israel Fax: +972-3-6440639 Cc: Yael Langer, Adv. RAD Bynet Group Legal Department 24 Raoul Wallenberg St. Tel-Aviv 69719, Israel Fax: +972-3-6498248	$ 125,000	4,166,667	3,125,000	$ 0	0	0	$ 0	0	0

Shem Basum Ltd.	C/o Shai Beilis 8 Hanna Senesh St. Kfar Saba Fax: +972-9-960-1818 E-mail: shai@FormulaVentures.com	$ 50,000	1,666,667	1,250,000	$ 0	0	0	$ 0	0	0

Michael Chill	210 West 89th Street Apt. 4-N, New York NY 10024 Email: mchill@paramountbio.com Phone: 212-554-4211 Cell: 646-245-2457	$ 12,500	416,667	312,500	$ 0	0	0	$ 0	0	0

	Total	$ 750,000	25,000,000	18,750,000	$ 700,000	23,333,334	17,500,000	$ 500,000	16,666,667	12,500,000